VITESSE ENERGY DECLARES $0.525 QUARTERLY CASH DIVIDEND
GREENWOOD VILLAGE, Colo. – Vitesse Energy, Inc. (NYSE: VTS) (“Vitesse”) today announced that its Board of Directors declared its third quarter cash dividend for Vitesse’s common stock of $0.525 per share for stockholders of record as of September 16, 2024, which will be paid on September 30, 2024.

ABOUT VITESSE ENERGY, INC.
Vitesse Energy, Inc. is focused on returning capital to stockholders through owning financial interests as a non-operator in oil and gas wells drilled by leading US operators.
More information about Vitesse can be found at www.vitesse-vts.com.
INVESTOR AND MEDIA CONTACT

Ben Messier, CFA
Director – Investor Relations and Business Development
(720) 532-8232
benmessier@vitesse-vts.com

Vitesse Energy, Inc. • 5619 DTC Parkway, Suite 700 • Greenwood Village, CO 80111